EXHIBIT 14.1
Code of Business Conduct and Ethics
Frozen Food Express Industries Code of Business Conduct and Ethics

Introduction

This Code of Business Conduct and Ethics (this "Code") applies to Frozen Food Express Industries, Inc. and its consolidated subsidiaries (collectively, the "Company").

This Code is intended to meet the requirements for a code of ethics under the Sarbanes-Oxley Act of 2002 and the Nasdaq Stock Market's Listing Standards. While this Code is specifically applicable to the Company's Board of Directors (the “Board”), principal executive officer, principal financial officer, principal accounting officer, controller, persons performing similar functions, and Company officers not hereby listed, we expect the Company's employees to use sound judgment to help us maintain appropriate compliance procedures and to carry out our business with honesty and in compliance with laws and high ethical standards. Each Employee and Director is expected to read this Code and demonstrate personal commitment to the standards set forth in this Code. Our Directors are expected to abide by the principles of this Code, as if they were Employees of our Company. Employees and Directors who do not comply with the standards set forth in this Code may be subject to discipline in light of the nature of the violation, including termination of employment or appointment.

Any questions about this Code or the appropriate course of conduct in a particular situation should be discussed with that person's immediate manager or supervisor. Persons who do not wish to communicate with a manager or supervisor on the matter should contact any member of management, or personnel in the human resources or risk management departments, or the Company’s Code Compliance Officer.

Any waiver of the provisions of this Code for executive officers or Directors must be approved by the Company's Board of Directors or a committee thereof. Any such waivers granted, as well as substantive amendments to this Code, will be publicly disclosed by appropriate means in compliance with applicable listing standards of NASDAQ and rules of the Securities and Exchange Commission (the "SEC").

This Code is not a contract and is not intended as a detailed guide for all situations Employees and Directors may face. Employees and Directors are also expected to comply with the provisions of employee handbooks and other workplace rules, which the Company may from time to time communicate, all of which supplement this Code.

Responsibilities

I. Administration and Oversight of this Code

The Board of Directors of the Company is responsible for administration and oversight of this Code.  The Nominating and Corporate Governance Committee ( the “NCGC”) of the Board of Directors is responsible, by its Charter, to assist the Board with administration and oversight of this Code.  Therefore, no modification may be made to the Code without prior approval of the NCGC and by a majority of the disinterested members of the Company’s Board of Directors.  Any material modifications to the Code shall be disclosed in accordance with SEC rules and regulations, as may be modified from time to time.

The Company Board of Directors, through the NCGC, will review the Code, as well as reports and recommendations submitted by the NCGC, to determine the adequacy of the Company’s mechanisms and processes for detecting, reporting, investigating, and appropriately addressing suspected violations of the Code.

II. Compliance with Laws, Rules and Regulations

All Employees and Directors must respect and obey all laws applicable to the Company's business, including state and local laws in the areas in which the Company operates. Any questions as to the applicability of any law should be directed to the Company's Code Compliance Officer.

III. Insider Trading

The Company has a securities trading policy and all Employees and Directors must abide by its terms. This policy, among other things, provides that Employees and Directors may not buy or sell shares of the Company's stock when they are in possession of material, non-public information. They also are prohibited from passing on such information to others who might make an investment decision based thereon. Employees and Directors also may not trade in stocks of other companies about which they learn material, non-public information through the course of their employment or service. Any questions as to whether information is material or has been adequately disclosed should be directed to the Company's Code Compliance Officer.

IV. Conflicts of Interest

A conflict of interest occurs when the personal interest of an Employee or Director interferes - or appears to interfere - with the interests of the Company. Conflicts of interest can occur when an Employee or Director takes action or has interests that could reasonably be expected to make it difficult to make objective decisions on behalf of the Company or to perform his or her duties objectively and effectively. Conflicts of interest also arise when an Employee or Director, or a member of his or her family, receives improper personal benefits as a result of his or her position with the Company.

Except as pre-approved by the Audit Committee of the Company's Board of Directors, transactions that involve a conflict of interest are prohibited as a matter of corporate policy. Any Employee or Director who becomes aware of a conflict or potential conflict, or who has a question about whether a conflict exists, should bring such issues to the attention of the Company's Code Compliance Officer.

V. Corporate Opportunities

Employees and Directors are prohibited from taking for themselves personally any opportunities that arise through the use of Company property, information or position, using Company property, information or position for personal gain, and directly or indirectly competing with the Company. Employees and Directors owe a duty to the Company to advance the Company's legitimate interests when the opportunity to do so arises.

VI. Confidentiality

Employees and Directors should maintain the confidentiality of information entrusted to them by the Company or its customers and suppliers that is not known to the general public, except when disclosure is authorized or legally mandated. "Confidential Information" includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. This obligation to protect Confidential Information does not cease when an Employee or Director leaves the Company. Any questions about whether information is confidential should be directed to the Company's Code Compliance Officer.

VII. Fair Dealing

Each Employee, Company Executive, and Director shall endeavor to deal fairly with the Company's shareholders, competitors, suppliers, customers and employees. No Employee, Company Executive, or Director shall take unfair advantage of any other person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair practice.

To prevent any appearance of impropriety, all leases, equipment purchase agreements, or other contracts with Company officers, directors, or affiliates of the Company must be approved by a majority of the independent members of the Board of Directors based on their determination that the transaction is reasonable, in the best interest of the Company, and on terms no less favorable than could be obtained from an unrelated party.  That determination shall be based to the same effect by the members of the Audit Committee.  Furthermore, employees of the Company are prohibited from providing personal services to officers of the Company.

VIII. Protection and Proper Use of the Company's Assets

All Employees and Directors have a duty to protect the Company's assets and ensure the assets' efficient use. Theft, carelessness and waste have a direct adverse impact on the Company. The Company's assets should be used only for legitimate business purposes. Employees and Directors should take measures to ensure against their theft, damage or misuse. These assets include, but are not limited to, intellectual property such as trademarks, business and marketing plans, salary information and any unpublished financial data and reports. Any unauthorized use or distribution of Company assets is a violation of this Code.

IX. Accuracy of Records and Reporting

All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the matters to which they relate and must conform to applicable legal requirements and accounting standards, and to the Company's system of internal controls. The making of false or misleading records or documentation is strictly prohibited. It is the Company's policy to comply with all laws and regulations regarding the preservation of records. Records should be retained or destroyed only in accordance with the Company's document retention policies. Any questions about these policies should be directed to the Company's Code Compliance Officer.

X. Disclosure Controls and Procedures

The Company is required by SEC rules to maintain effective "disclosure controls and procedures" so that financial and non-financial information which it is required to report to the SEC is timely and accurately reported both to senior management and in the filings made by the Company. All Employees, within the scope of their employment duties, and Directors are expected to support the effectiveness of the Company's disclosure controls and procedures. To that end, it is the Company's policy to promote full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or furnished to, the SEC and otherwise communicated to the public.

XI. Interaction with Public Officials

When dealing with public officials, Employees and Directors must avoid any activity that is, or appears to be, illegal or unethical. The giving of gifts, including meals, entertainment, transportation and lodging, to government officials in the various branches of U.S. government, as well as state and local governments, is restricted by law. Employees and Directors must obtain pre-approval from the Company's Code Compliance Officer before providing anything of value to a government official or employee. The foregoing does not apply to personal lawful political contributions.

In addition, the U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. Illegal payments to government officials of any country are strictly prohibited.

Compliance

No code or policy can address every scenario or answer every question. To ensure that all Employees and Directors are able to obtain prompt answers to their questions and inquiries, the following policies and procedures have been implemented.

I. Code Compliance Officer

The Company's Code Compliance Officer has been designated with responsibility for overseeing and monitoring compliance with this Code. This officer makes periodic reports to the Nominating and Corporate Governance Committee of the Company's Board of Directors regarding the implementation and effectiveness of this Code as well as the Company's policies and procedures to ensure compliance with this Code.

The Company's Code Compliance Officer may be reached at (214) 819-5560 or cco@ffex.net . If persons wish to communicate any matter anonymously, the Company will maintain the confidentiality of the communication to the extent possible under applicable laws. Communications intended to be confidential should be mailed in writing, without indicating a name or address, to Frozen Food Express Industries, Inc., 1145 Empire Central Place, Dallas, Texas 75247, Attention: Code Compliance Officer.

II. Reporting Violations

All Employees are encouraged to speak with their supervisors, managers or other appropriate personnel when in doubt about the best course of action in a particular situation. In most instances, Employees and Directors should bring any questions regarding this Code to the attention of the Company's Code Compliance Officer.

The Company encourages all Employees and Directors to promptly report any actual or apparent violations of this Code. The Company does not permit retaliation or discrimination of any kind against anyone who reasonably believes there has been possible illegal or unethical conduct and who, in good faith, reports these concerns. It is, however, a violation of Company policy for any Employee or Director to communicate a report claiming illegal or unethical conduct which the person making such report knows to be false.

The Company has also contracted with MySafeWorkplace, an independent third party, to operate a confidential reporting service whereby persons may anonymously report violations of this Code to the MySafeWorkplace system by logging-on to www.MySafeWorkplace.com  or by calling 1-800-461-9330.

III. Investigations

Reported violations will be promptly investigated. The person reporting the violation should not conduct an investigation on his or her own. Employees and Directors are, however, expected to cooperate fully with any investigation made by the Company or any of its representatives.

IV. Accountability

Employees and Directors who violate this Code may be subject to disciplinary action, including termination of employment. Knowledge of a violation and failure to promptly report or correct the violation may also subject an Employee or Director to disciplinary action. Some violations of this Code are illegal and may subject the Employee or Director to civil and criminal liability.